Exhibit 4.4

{ }

CLEAR SPRING LIFE INSURANCE COMPANY

{P.O. BOX 80509, INDIANAPOLIS, IN 46280

866 252 9439

GAINBRIDGE.LIFE}

TERM POINT-TO-POINT WITH COUPON

INDEXED STRATEGY ENDORSEMENT

CONTRACT NUMBER	{XXXXXXXXX}
EFFECTIVE DATE	{9/1/2021}
OWNER	{John Doe}

This endorsement has been attached to and made a part of the contract referenced above as of the Effective Date and its provisions apply in lieu of any contract provisions to the contrary. There is no charge for this endorsement.

This endorsement is subject to all the exclusions, definitions and provisions of the contract that are not inconsistent with this endorsement.

1.	BENEFIT

This endorsement adds the following Indexed Strategy to Your contract: Term Point-to-Point with Coupon. You may allocate all or a portion of your Contract Value to this Indexed Strategy while this endorsement is in effect, unless We notify You that this Indexed Strategy is no longer available.

You may make reallocations into or out of this Indexed Strategy only at the end of an Indexed Strategy Term for this Indexed Strategy. Refer to the “Reallocations to Available Strategies” provision of the contract for additional information, including how to notify Us by Written Request of any reallocations.

If this Indexed Strategy becomes unavailable for any reason, We will automatically reallocate the full Indexed Strategy Value to the Fixed Interest Strategy, unless this Indexed Strategy becomes unavailable at the end of the Indexed Strategy Term and You specify a different reallocation by Written Request before the end of the Indexed Strategy Term.

2.	DEFINITIONS

Coupon Credit means an amount credited to the Indexed Strategy Value at the end of each Coupon Term. The Coupon Credit can never be less than zero.

Coupon Credit Base means the value used to determine each Coupon Credit. The Coupon Credit Base is not available for withdrawal, surrender, as a Death Benefit, or for application to any Settlement Option.

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Coupon Rate means the percentage applied over the Coupon Term to the Coupon Credit Base when determining the Coupon Credits. The Coupon Rate is expressed as an annual rate. The initial Coupon Rate is identified on the Specifications Pages.

Coupon Term means a time period that determines the frequency of Coupon Credits. The Coupon Term is identified on the Specifications Pages. The initial Coupon Term begins on the Effective Date. The beginning of each subsequent Coupon Term coincides with the end of the previous Coupon Term.

Daily Index Credit means an amount credited to the Indexed Strategy Value at the end of each Business Day based on the change in the Reference Index Value from the previous Business Day. The Daily Index Credit can be positive or negative.

Deductions means all amounts deducted that reduce the Indexed Strategy Value, including but not limited to withdrawals, Withdrawal Charges, any optional benefit fees, and reallocations away from this Indexed Strategy, as specified in the contract.

Indexed Strategy Term has the same meaning as the Coupon Term for purposes of this endorsement.

Reference Index means the publicly available market index used in the calculation of the Daily Index Credits. The Reference Index is identified on the Specifications Pages. If the Reference Index is discontinued or substantially changed, We will substitute an alternative reference index and notify You and any assignee in writing.

Reference Index Value means, on any Business Day, the reported closing value of the Reference Index as of the close of trading on the New York Stock Exchange on that Business Day. For any day when the closing value of the Reference Index is not reported as of the close of trading on the New York Stock Exchange, the Reference Index Value is the reported closing value of the Reference Index on the previous Business Day. The Reference Index Value on the Effective Date is identified on the Specifications Pages.

3.	CALCULATIONS FOR THE INDEXED STRATEGY VALUE:

For each Business Day, We will determine the Indexed Strategy Value for this Indexed Strategy.

On the Effective Date, the Indexed Strategy Value is equal to the amount of Your allocation to this Indexed Strategy.

On each Business Day thereafter, the Indexed Strategy Value is equal to:

1)	the Indexed Strategy Value at the end of the previous Business Day, plus

2)	amounts reallocated to this Indexed Strategy on that day, minus

3)	any Deductions from this Indexed Strategy on that day, plus

4)	the Daily Index Credit, plus

5)	any applicable Coupon Credit.

THE INDEXED STRATEGY VALUE IS CALCULATED IN PART BASED ON THE APPLICABLE REFERENCE INDEX. HOWEVER, THE CONTRACT DOES NOT DIRECTLY PARTICIPATE IN THE REFERENCE INDEX OR IN ANY OF THE UNDERLYING INVESTMENTS OF THE REFERENCE INDEX.

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CALCULATION OF DAILY INDEX CREDITS:

The Daily Index Credit on each Business Day is equal to:

Where:

• DICt	= The Daily Index Credit for that Business Day

• IVt	= The Reference Index Value at the end of that Business Day

• IVt-1	= The Reference Index Value at the end of the previous Business Day

• ISVt-1	= The Indexed Strategy Value at the end of the previous Business Day

• DEDt	= The amount of all Deductions taken from this Indexed Strategy since the end of the previous Business Day

CALCULATION OF COUPON CREDITS:

Coupon Credit Base

On the Effective Date and at the beginning of each subsequent Coupon Term, the Coupon Credit Base is equal to the Indexed Strategy Value. On every other Business Day, the Coupon Credit Base is equal to:

Where:

•	CCBt = The Coupon Credit Base for that Business Day

•	CCBt-1 = The Coupon Credit Base at the end of the previous Business Day

•	DEDt = The amount of all Deductions taken from this Indexed Strategy since the end of the previous Business Day

Each Deduction will reduce the Coupon Credit Base by the dollar amount of the Deduction.

Coupon Credit

At the end of each Coupon Term, the Coupon Credit is equal to:

Where:

•	CCT = The Coupon Credit for the Coupon Term

•	CRT = The Coupon Rate applicable to the Coupon Term

•	CCBt = The Coupon Credit Base at the end of the Coupon Term

•	CT = The Coupon Term in months

If the end of the Coupon Term falls on a non-Business Day, the Coupon Credit will be effective as of that day but will be calculated using the Coupon Rate and Coupon Credit Base on the most recent Business Day and applied to the Indexed Strategy Value on the next Business Day.

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4.	TERMINATION

This endorsement will terminate:

1.	At the end of any Strategy Term, if We in Our sole discretion decide to discontinue offering this Indexed Strategy; or

2.	Automatically when the contract terminates.

CLEAR SPRING LIFE INSURANCE COMPANY

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